SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 16, 2008, we sold 1,317,524 shares of our common stock to Inland American Real Estate Trust, Inc. for a price of $7.59 per share. The shares were issued pursuant to our effective universal shelf registration statement (File No. 333-148653). We intend to use the net proceeds of the offering of $10.0 million after estimated expenses to voluntarily pay down our debt, including a portion of the borrowings under our credit agreement with Wachovia Bank, N.A., and for general corporate purposes.

We are required to pay interest on our borrowings on the Wachovia credit agreement at prevailing short-term rates (30-day LIBOR) plus a pricing spread. By voluntarily paying down the facility by $7.5 million, we have lowered the outstanding principal amount of our borrowings to $198.8 million and lowered the pricing spread from 250 basis points to 200 basis points.

In connection with its investment in our common stock, Inland American and various of its affiliates filed a Schedule 13D amendment with the Securities and Exchange Commission, or SEC. Inland has indicated in that filing and in prior preliminary discussions with us that it is purchasing our shares as an investment and it may propose a strategic transaction with our company, which Inland has indicated may include: (i) a cash tender offer or exchange offer; (ii) a joint venture relating to a material amount of our assets or other strategic transaction; (iii) a merger or purchase of all of our assets or similar transaction; and (iv) seeking representation on our board of directors. Any such proposal, if made, will be subject to numerous regulatory and other approvals and contingencies, which may include approval of our board of directors and stockholders, due diligence contingencies and fiduciary duty outs, and SEC and New York Stock Exchange approvals. We cannot provide any assurance that a strategic transaction will be proposed, that we will agree to consider or enter into any strategic transaction, as to the terms of any strategic transaction or whether a strategic transaction will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale Senior Vice President, Chief Financial Officer and Treasurer

Date: September 18, 2008